NOTE PURCHASE AGREEMENT

AMONG

LP BIOSICENCES LLC (“BORROWER”),

AND

COMSTOCK MINING INC. (“BUYER”)

JULY 23, 2021

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NOTE PURCHASE AGREEMENT
THIS NOTE PURCHASE AGREEMENT (this “Agreement”), is made effective as of JULY 23, 2021 (the “Effective Date”), by and among COMSTOCK MINING INC., a Nevada corporation (“Buyer”), and LP BIOSCIENCES LLC, a Wyoming limited liability company (“Borrower,” and, together with Buyer, sometimes referred to individually herein as a “Party” and, collectively, as the “Parties”)
WHEREAS, the Parties are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
WHEREAS, Borrower and Buyer are party to that certain letter agreement dated June 4, 2021 (the “Letter Agreement”), pursuant to which Buyer agreed to purchase a secured promisory note from Borrower with a face value of $17,000,000 in exchange for $15,000,000 in cash proceeds, corresponding to an original issue discount of $2,000,000 (the “Note”), the proceeds of which shall be exclusively used for the design, engineering, procurement, construction, commissioning, start-up, training, and performance testing for the Valor Facility (as defined in the Letter Agreement), in accordance with the Valor Facility retrofit Master Project Schedule and Project Spend Plan and the EPC Agreements (as defined herein), under that certain Amended and Restated Operating Agreement of Borrower, capital contribution agreements and Comstock Partnership Interest Purchase Agreement by and among, et. al Buyer and LP NUTRITION LLC, a Delaware limited liability company (“LPN”), and those certain Management Agreements of even date herewith by and among Borrower and MANA CORPORATION, an Oklahoma corporation (“MANA”) and Lakeview Energy, LLC, a Delaware limited liability company (collectively, the “Joint Venture Agreements”).
WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, Borrower shall issue and sell to Buyer, as provided herein, and Buyer shall purchase the Note, on and subject to the terms and conditions of this Agreement and those certain other documents, instruments, certificates and agreements executed and delivered in connection therewith (collectively, the “Transaction Documents”).
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions
1.1.Certain Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1.0 and, as may be applicable, the documents set forth on Schedule 2.3 and Schedule 2.4 of this Agreement, and any and all other Transaction Documents executed, delivered and/or issued before, at and after Closing in connection herewith and therewith, and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein.
2.Purchase and Sale
2.1.The Note. On and subject to the terms and conditions of this Agreement and applicable Transaction Documents, in exchange for the Purchase Price, Borrower shall issue and deliver the Note to Buyer in accordance with the terms set forth in Schedule 2.1, in substantially the same form as the form of secured promissory note attached hereto in Exhibit D.
2.2.The Closing. Upon the terms and subject to the conditions set forth herein, the consummation of the Initial Funding (the “Closing”) shall take place on a TIME OF THE ESSENCE basis after execution of this Agreement, or, if all of the conditions to the Initial Funding set forth in Section 9 of this Agreement are not satisfied on that date, on the first date thereafter on which all of such conditions are satisfied or waived by the Parties (the “Closing Date”). The Closing may take place by delivery and exchange of documents by electronic mail with originals to follow by overnight courier.
2.3.Deliveries and Actions of Borrower at Closing. At or prior to the Closing in accordance with Schedule 2.3, Borrower shall deliver (or cause to be delivered) to Buyer the Transaction Documents itemized in Schedule 2.3.
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2.4.Deliveries and Actions of Buyer at Closing. At or prior to the Closing in accordance with Schedule 2.4, Buyer shall deliver (or cause to be delivered) to Borrower (as applicable) the Transaction Documents itemized in Schedule 2.4.
2.5.Taking of Necessary Action; Further Action. The Parties shall take all reasonable and lawful action as may be necessary or appropriate to effectuate the Contemplated Transactions in accordance with this Agreement on the Effective Date.
3.Representations and Warranties Relating to the Borrower
Borrower represents and warrants to Buyer that the representations and warranties of Borrower contained in this Section 3 shall be true, correct, and complete in all material respects as of the Effective Date, the Closing Date and as of each applicable Milestone Closing, except for such representations and warranties that speak to an earlier date, which shall remain true and correct as of such earlier date. Except for the listing of this Agreement, any other Transaction Documents, any Joint Venture Agreements or the Termination, Surrender and Release Agreement, nothing in the Borrower Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Borrower Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, except for the listing of this Agreement, any other Transaction Documents, any Joint Venture Agreements or the Prior Development Agreements, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Borrower Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.
3.1.Organization, Good Standing, Corporate Power. Borrower is duly organized, validly existing and in good standing under the laws of Wyoming. Subject to and except as set forth in the Borrower Disclosure Schedule, Borrower is qualified to do business and is in good standing as a foreign Person in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Borrower has full limited liability company power and authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement and the other Transaction Documents.
3.2.Ownership of the Units, No Voting Trusts. Subject to and except as set forth in the Borrower Disclosure Schedule, all of Borrower’s issued and outstanding equity (the “Units”), evidencing ownership of membership and non-membership interests in Borrower, are duly authorized, validly issued, fully paid and non-assessable. Subject to and except as set forth in the Borrower Disclosure Schedule, Borrower is not bound by, nor has Borrower granted to any other Person, any option, warrant, calls, purchase or other right or other contractual obligation (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights), orally or in writing, with respect to any membership interests or units of Borrower or that could require Borrower to sell, issue, grant, transfer or otherwise dispose of any or all of Borrower’s membership interests or units, or any securities convertible into or exchangeable for membership interests or units in Borrower. Subject to and except as set forth in the Borrower Disclosure Schedule, there are no voting trusts, commitments, undertakings, understandings, or other restrictions to which Borrower is a party which directly or indirectly limit or restrict in any manner, or otherwise relate to, the sale or other disposition of the Units.
3.3.Authorization. Borrower has the requisite power and authority to execute, deliver, and perform this Agreement and the other Transaction Documents, and to consummate all transactions contemplated thereby. This Agreement is the valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
3.4.Subsidiaries. Borrower does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Subject to and except as set forth in the Borrower Disclosure Schedule, Borrower is not a participant in any joint venture, partnership, or similar arrangement.
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3.5.No Violation or Approval. Subject to and except as set forth in the Borrower Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by Borrower, or the consummation or performance of any of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of Borrower, or contravene any resolution adopted by the officers, managers or members of Borrower; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which Borrower may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Borrower may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of Borrower, or that otherwise relates to Borrower, or the Borrower Business; (iv) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Borrower is a party or by which Borrower is bound; or (v), result in the imposition or creation of any Lien on any asset or property of Borrower or the Borrower Business. Subject to and except as set forth in the Borrower Disclosure Schedule, Borrower is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Borrower Business, either before or after the Closing, and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to Borrower that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.
3.6.Litigation. Except as set forth in Section 3.6 of the Borrower Disclosure Schedule (which lists pending or threatened Proceedings), (i) there is no pending or, to Borrower’s Knowledge, threatened Proceeding by or against Borrower that relates to or may affect Borrower or Borrower Business; (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding; (iii) there is no Order to which Borrower, or Borrower Business are subject or that in any way relates to or could reasonably be expected to affect Borrower, or Borrower Business; (iv) no officer, director, member, manager, agent or employee of Borrower is subject to any Order that prohibits such officer, director, member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Borrower Business; (v) Borrower is, and at all times has been, in compliance with all of the terms and requirements of any Order; (vi) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order; and (vi), Borrower has not received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.
3.7.Borrower Financial Matters. Except as set forth in the Borrower Disclosure Schedule, Borrower has not entered into any transactions, or earned, incurred, or accrued any items of revenue or expense. Subject to and except as disclosed in the Borrower Disclosure Schedule, Borrower has not incurred any Liability, and to the Knowledge of Borrower there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Borrower giving rise to any Liability.
3.8.Taxes. Since its formation, Borrower was not required to file any Tax Returns or to withhold taxes with respect to employees and independent contractors.
3.9.Title to Assets. Borrower has good and valid title to its intellectual property and other assets, free and clear of all Liens as defined and itemized in Section 3.9 of the Borrower Disclosure Schedule (“Borrower Assets”). Section 3.9 of the Borrower Disclosure Schedule contains a complete and accurate list and summary of all intellectual property owned or possessed by Borrower, or which Borrower has the right to use pursuant to a valid
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and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”).
3.10.Intellectual Property.
3.10.1.Borrower owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property Assets without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.
3.10.2.There are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the Intellectual Property Assets, nor is Borrower bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights, and processes of any other Person, except for any patent and other intellectual property rights of PSF or its affiliates under the Pre-Existing Capital Lease Agreement.
3.10.3.Borrower has obtained and possesses valid licenses to use all the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Borrower Business.
3.10.4.Each employee and consultant of Borrower has assigned to Borrower all intellectual property rights he or she owns that are related to the Borrower Business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Borrower that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Borrower Business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of Borrower’s time or with the use of any of Borrower’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for Borrower. To Borrower’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Borrower, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.
3.10.5.Section 3.10 of the Borrower Disclosure Schedule lists all Intellectual Property Assets, including all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by Borrower.
3.10.6.Borrower has not embedded, used or distributed any open source, copy or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Borrower to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Intellectual Property Assets (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of Intellectual Property Assets; (iii) the creation of any obligation for Borrower with respect to Intellectual Property Assets owned by Borrower, or the grant to any third party of any rights or immunities under Intellectual Property Assets owned by Borrower; or (iv) any other limitation, restriction or condition on the right of Borrower with respect to its use or distribution of any Intellectual Property Assets.
3.10.7.Except as set forth in Section 3.10 of the Borrower Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any of Borrower’s Intellectual Property Assets. No Person who was involved
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in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Borrower’s rights in its Intellectual Property Assets.
3.11.Operations in Conformity with Law, Etc. (i) Borrower is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of Borrower, Borrower’s assets, and the Borrower Business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by Borrower of, or a failure on the part of Borrower to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of Borrower to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) Borrower has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Borrower to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
3.12.No Employees or Independent Contractors. Since its formation, Borrower has not employed or engaged any person or entity, whether as an employee or independent contractor.
3.13.Permits. Subject to and except as set forth in the Borrower Disclosure Schedule, Borrower does not possess or hold, and is not required to possess or hold, any permits, licenses, Consents, Governmental Authorizations and Approvals (collectively, the “Permits”) in connection with performing its obligations, or owning, constructing, operating, and developing the Borrower Business.
3.14.Contractual Obligations. The only Contracts to which Borrower is a party are the Transaction Documents and, as of the Effective Date, the Pre-Existing Capital Lease Agreement, as amended, and related Memorandum of Lease and UCC filings, and the SNDA and, as of the Closing Date, the LSB Documents (collectively, the “Borrower Contracts”) and correct and complete copies of all such Borrower Contracts have been provided to Buyer. Except as set forth in applicable Borrower Contracts or the EPC Agreements, Borrower does not have and may not acquire any rights under any Contract and: (i) the Borrower Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) Borrower is, and at all times has been, in compliance with all applicable terms and requirements of the Borrower Contracts; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Borrower or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Borrower Contracts; (iv) no party to the Borrower Contracts has threatened to terminate its business relationship with Borrower for any reason; and (v) Borrower has not given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of any Borrower Contracts. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under the Borrower Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
3.15.Bank Accounts. The Borrower Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of Borrower, specifying the account numbers and the authorized signatories or persons having access to them.
3.16.Insurance. The Borrower Disclosure Schedule accurately sets forth a list of all current policies of insurance held by Borrower. All such policies of insurance are in full force and effect, and no notice of cancellation has been received with respect thereto, and all premiums owed to date have been paid in full.
3.17.Affiliated Transactions. Except as set forth in the Borrower Disclosure Schedule, no member, manager, officer, consultant, contractor, agent or employee of Borrower, or any members of their respective immediate families, owns, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, any interest in any corporation, partnership, firm, or other entity which has any agreement, arrangement, or other contractual relationship with Borrower.
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3.18.Charter, Minutes, Operating Agreement and Permits. Borrower has heretofore delivered or caused to be delivered (or will hereinafter deliver or cause to be delivered prior to the Effective Date) to Buyer or its counsel accurate and complete copies of its Organizational Documents, written consents, minutes of the meetings of its members and managers, and company books. Nothing contained in any of the foregoing prevents or adversely affects the consummation of the Contemplated Transactions. True and correct copies of the Organizational Documents of Borrower are attached hereto and made a part hereof as Exhibit B (“Borrower’s Corporate Documents”), each of which is in full force and effect and has not been amended or modified in any way.
3.19.Restrictive Covenants. Borrower is not party to or bound or affected by any commitment, agreement or document which limits the freedom of Borrower to compete in Borrower Business as contemplated by the Transaction Documents, or which does or could materially and adversely affect the Borrower Business after the Closing.
3.20.Corrupt Practices. Except in compliance with all Legal Requirements, neither Borrower nor any of its Related Persons, or each of their respective officers, directors, managers, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of Borrower for the purpose of attracting business to Borrower, or (ii) any domestic or foreign governmental official, political party or candidate for government office or any of their employees, Representatives or agents.
3.21.Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Borrower. Borrower agrees to indemnify and hold harmless Buyer from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Contemplated Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Borrower or any of its officers, employees or representatives is responsible.
3.22.No Omissions. No other information provided by or on behalf of Borrower to Buyer, including, without limitation, information referred to in this Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.Representations and Warranties Relating to Buyer
Buyer represents and warrants to Borrower that the representations and warranties of Buyer contained in this Section 4 are and shall be true, correct, and complete in all material respects as of the Effective Date, the Closing Date and as of each applicable Milestone Closing, except for such representations and warranties that speak to an earlier date, which shall remain true and correct as of such earlier date.
4.1.Organization, Good Standing, Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of Nevada. Buyer is qualified to do business and is in good standing as a foreign Person in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Buyer has full corporate power and authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement and the other Transaction Documents.
4.2.Authorization. Buyer has the requisite power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate all transactions contemplated thereby. This Agreement is the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
4.3.No Violation or Approval. The execution and delivery of this Agreement and the other Transaction Documents by Buyer, or the consummation or performance of any of the Contemplated Transactions including but not limited to the issuance or sale of the Closing Stock Capital Contribution will not, directly or
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indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of Buyer, or contravene any resolution adopted by the board of directors of Buyer; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which Buyer may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of Buyer, or that otherwise relates to Buyer, or the Buyer Business; (iv) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Buyer is a party or by which Buyer is bound; or (v), result in the imposition or creation of any Lien on any asset or property of Buyer or the Buyer Business. Other than a supplemental listing application to be filed with the NYSE American LLC and the filing of a resale registration statement with the SEC, Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Buyer Business, either before or after the Closing, and the consummation of the Contemplated Transactions. Other than a supplemental listing application to be filed with the NYSE American LLC and the filing of a resale registration statement with the SEC, any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to Buyer that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Effective Date or the Closing Date, as applicable.
4.4.Litigation. Other than matters disclosed in SEC Reports, (i) there is no pending or, to Buyer’s Knowledge, threatened Proceeding by or against Buyer that relates to or may affect Buyer or Buyer Business; (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding; (iii) there is no Order to which Buyer, or Buyer Business are subject or that in any way relates to or could reasonably be expected to affect Buyer, or Buyer Business; (iv) no officer, director, member, manager, agent or employee of Buyer is subject to any Order that prohibits such officer, director, member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Buyer Business; (v) Buyer is, and at all times has been, in compliance with all of the terms and requirements of any Order; (vi) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order; and (vi), Buyer has not received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.
4.5.Operations in Conformity with Law, Etc. Other than matters disclosed in SEC Reports, (i) Buyer is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of Buyer, Buyer’s assets, and the Buyer Business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by Buyer of, or a failure on the part of Buyer to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) Buyer has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
4.6.Investment Purpose. Buyer is acquiring the Note for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.
4.7.Accredited Investor Status. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.
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4.8.Reliance on Exemptions. Buyer understands that the Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Borrower is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to purchase the Note.
4.9.Information. Buyer and its advisors, if any, have been furnished with all materials they have requested relating to the business, finances and operations of Borrower and information Buyer deemed material to making an informed investment decision regarding its purchase of the Note. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of Borrower and its management. Neither such inquiries, nor any materials or other information provided to Buyer, nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives, shall modify, amend, or affect Borrower’s right to fully rely on Buyer’s representations and warranties herein. Buyer understands that its investment in the Note involves a high degree of risk.
4.10.No Governmental Review. Buyer understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the Note, or the fairness or suitability of the investment in the foregoing, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Note.
4.11.Corrupt Practices. Except in compliance with all Legal Requirements, neither Buyer, nor any of its Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of Buyer for the purpose of attracting business to Buyer, or (ii) any domestic or foreign governmental official, political party or candidate for government office or any of their employees, Representatives or agents.
4.12.Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Buyer agrees to indemnify and hold harmless Borrower from any liability for any commission or compensation for a finder’s or broker’s fee arising out of the Contemplated Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Buyer or any of its officers, employees or representatives is responsible.
4.13.No Omissions. No other information provided by or on behalf of Buyer to Borrower, including, without limitation, information referred to in this Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
5.Covenants Relating to Borrower
5.1.Best Efforts. Borrower shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it hereunder and to otherwise effect the Contemplated Transactions.
5.2.Restrictions on Transfer, Proxies and Noninterference. Borrower shall not, directly or indirectly, except pursuant to the express terms of this Agreement, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all shares of Buyer Common Stock issued to Borrower at the Closing; (ii) grant any proxies or powers of attorney, deposit any such Buyer Common Stock into a voting trust or enter into a voting agreement with respect to any shares of such Buyer Common Stock; or (iii) take any action that would make any representation or warranty contained in Section 3 untrue or incorrect, cause a condition to Closing to fail or not be satisfied, or have the effect of preventing or disabling the consummation of the Contemplated Transactions or any Person from performing its obligations under this Agreement or the other Transaction Documents.
5.3.Registration and Exemption. Borrower agrees and acknowledges that the shares of Buyer Common Stock issued to Borrower at the Closing may not be sold or transferred unless: (i) such shares are sold
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pursuant to an effective registration statement under the Securities Act; or (ii) an opinion of counsel to Buyer (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) has been provided to the transfer agent of Buyer to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) and an opinion of counsel to Buyer (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) has been provided to the transfer agent of Buyer to that effect; or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who is an Accredited Investor (as defined in the Securities Act), and who agrees to sell or otherwise transfer the Buyer Common Stock only in accordance with this Section 5.3. Until such time as the shares of the Buyer Common Stock have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of the Buyer Common Stock that have not been so included in an effective registration statement, or that have not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:
“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, ASSIGNED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”
5.4.Further Assurances; Cooperation. Borrower shall use its reasonable best efforts to cooperate with Buyer to effect the Contemplated Transactions and to diligently perform under the Transaction Documents. At and after the Closing, Borrower shall execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request to convey and effectively transfer the Note or to effect the Contemplated Transactions.
5.5.Definitive Project Documents. Borrower shall use its best efforts, on a TIME OF THE ESSENCE basis, to (i) complete the Definitive Project Documents based on an internal stakeholder review to review and confirm all assumptions that bear on the final design, engineering, procurement, construction, and operating plan for the Valor Facility, including remediation capacity, current market, competitive, best mix, and other essential scoping assumptions; and (ii), update and finalize the Valor Facility retrofit Master Project Schedule and Project Spend Plan, including by using the Buyer’s Exepron CCPM software to produce a fully-aligned and mutually-agreeable final project schedule and spend plan for the Valor Facility retrofit.
5.6.Reporting. Borrower shall provide monthly compliance reports in a form and substance acceptable to Buyer, including the use of Buyer’s throughput accounting methodology, which measures performance by the extent to which throughput, or cash produced per day, is maximized and operating expenses and inventory are simultaneously minimized, without negatively impacting throughput.
6.Covenants Relating to Buyer
6.1.Best Efforts. Buyer shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it hereunder and to otherwise effect the Contemplated Transactions.
6.2.Noninterference. Buyer shall not, directly or indirectly, except pursuant to the express terms of this Agreement, take any action that would make any representation or warranty contained in Section 4 untrue or incorrect, cause a condition to Closing to fail or not be satisfied, or have the effect of preventing or disabling the consummation of the Contemplated Transactions or any Person from performing its obligations under this Agreement or the other Transaction Documents.
6.3.Further Assurances; Cooperation. Buyer shall use its reasonable best efforts to cooperate with Borrower to effect the Contemplated Transactions and to diligently perform under the Transaction Documents. At and after the Closing, Buyer shall execute and deliver such further instruments as Borrower may reasonably request
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to convey and effectively transfer the shares of Buyer Common Stock to the Borrower and any and all amounts due and payable thereunder, or which may otherwise be due and payable under any Transaction Document, or to effect the Contemplated Transactions. Buyer shall deliver or cause to be delivered, at its sole cost and expense, any opinion of counsel required under Section 5.3.
7.Corporate Matters
7.1.[Intentionally Omitted]
7.2.Indemnification.
7.2.1.Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants, and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.
7.2.2.Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Borrower and its Related Persons (including but not limited to LPN) and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (each, a “Borrower Indemnified Person” and collectively, the “Borrower Indemnified Persons”), for, from and against any Adverse Consequences incurred by a Borrower Indemnified Person, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Buyer in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Buyer pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Buyer or its Related Persons; (iii) any Liability of Buyer based on facts, events or circumstances occurring before the Effective Date, or arising out of or in connection with the ownership and operation of Buyer, Buyer’s assets, and Buyer’s business prior to the Effective Date, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (iv) any Liability of Buyer to any Related Person; (v) any Liability of MANA or its Related Persons; (vi) any claim, action or proceeding by any Person or any Liability of MANA based on facts, events or circumstances occurring before the Effective Date, or the ownership and operation of MANA, MANA’s assets, and MANA’s business prior to the Effective Date, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (vii) the Termination, Surrender and Release Agreement; (viii) the issuance, contribution or sale of the Closing Stock Capital Contribution, including without limitation, any Liability of Borrower or any Borrower Indemnified Person based on claims of statutory underwriter status; or (ix) any claim, action or proceeding by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.
7.2.3.Indemnification by Borrower. Borrower hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Buyer and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (each, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences incurred by a Buyer Indemnified Person, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Borrower in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Borrower pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Borrower or its Related Persons; (iii) any Liability of Borrower based on facts, events or circumstances occurring before the Effective Date, or arising out of or in connection with the ownership and operation of Borrower, Borrower’s assets, and the Borrower Business prior to the Effective Date, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (iv) any Liability of Borrower to any Related Person; or (v) any claim, action or proceeding by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Borrower in connection with this Agreement or any of the Contemplated Transactions.
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7.2.4.Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.
7.2.5.Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Agreement and the Contemplated Transactions.
8.Additional Actions and Transactions
8.1.Access to Information; Confidentiality. Upon reasonable notice, Borrower shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Closing Date, to all properties, books, contracts, commitments and records of Borrower; and, during such period, Borrower shall furnish promptly to Buyer, as the case may be, all information concerning Borrower Business, properties and personnel as such parties may reasonably request, and Borrower shall make available to Buyer and its representatives the appropriate individuals, including attorneys, accountants and other professionals for discussion of Borrower Business, properties and personnel as such parties may reasonably request.
8.2.Continued Disclosure. From time to time, following the Effective Date, each Party shall promptly notify the other Party upon becoming aware of any fact, occurrence or event that would cause any of such Party’s representations and warranties contained in this Agreement to be inaccurate or incomplete in any material respect, cause any condition to fail, or prevent such Party from complying with or performing its covenants, obligations or agreements made by such Party in this Agreement, the Schedules and Exhibits hereto or in any other Transaction Documents.
8.3.Definitive Project Documents. Buyer and Borrower shall use their respective reasonable best efforts to cooperate and complete mutually agreeable Definitive Project Documents on a TIME OF THE ESSENCE basis after execution hereof.
9.Conditions to the Closing
9.1.Conditions to the Obligations of Borrower. The obligations of Borrower to consummate the Closing are subject to the satisfaction, or written waiver by the Borrower, of the following conditions:
9.1.1.Representations and Warranties. The representations and warranties of Buyer contained herein, and in any certificate or other writing delivered by Buyer pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement and the other Transaction Documents, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Closing Date.
9.1.2.Agreements and Covenants; Buyer Closing Deliverables. Buyer shall have performed or complied in all material respects with all agreements and covenants required by or in this Agreement or the other Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Borrower pursuant to or otherwise in connection with the Transaction Documents to be performed or complied with by it at or prior to the Closing Date. Buyer shall have delivered or caused to be delivered to Borrower all the items specified in Schedule 2.4. All material written consents, assignments, waivers, or authorizations that are required to effect the Contemplated Transactions shall have been obtained.
9.1.3.No Material Adverse Effect. No proceeding challenging this Agreement, or the Contemplated Transactions or seeking to prohibit, alter, prevent, or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Buyer.
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9.1.4.Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Borrower, and their respective Related Persons shall have been consummated as of the Closing Date.
9.1.5.Compliance Certificate. The President or Chief Executive Officer of Buyer shall have delivered to Borrower a certificate certifying that the conditions specified in this Section 9.1 have been fulfilled.
9.1.6.Absence of Other Events. Borrower shall have the right to terminate its obligation to complete any Closing or Milestone Closing if, prior to the occurrence thereof, any of the following occurs: (i) Buyer consummates a liquidation event or undergoes a change of control; or (ii) Buyer (a) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (b) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (c) makes an assignment for the benefit of creditors, (d) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any Insolvency Law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (e) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.
9.2.Conditions to Obligations of Buyer at Closing and each Milestone Closing. The obligations of Buyer to consummate the Closing and each Milestone Closing, are subject to the satisfaction, or written waiver by Buyer, of the following conditions:
9.2.1.Representations and Warranties. The representations and warranties of Borrower contained in this Agreement, and in any certificate or other writing delivered by Borrower pursuant hereto, shall be true and correct in all material respects as of the Closing Date and the date of the applicable Milestone Closing, except for (i) changes contemplated by this Agreement and the other Transaction Documents, and (ii) such representations and warranties that speak to an earlier date, which shall remain true and correct as of such earlier date, subject to and except as set forth in the Borrower Disclosure Schedule delivered to Buyer on the date hereof.
9.2.2.Agreements and Covenants; Closing Deliverables. Borrower shall have performed or complied in all material respects with all agreements and covenants required by or in this Agreement or the other Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Borrower pursuant to or otherwise in connection with the Transaction Documents to be performed or complied with by it at or prior to the Closing Date. Borrower shall have delivered or caused to be delivered to Buyer all the items specified in Schedule 2.3. All material written consents, assignments, waivers, or authorizations that are required to effect the Contemplated Transactions shall have been obtained.
9.2.3.No Material Adverse Effect. Except for any proceeding arising under or related to (i) any Liability of MANA or its Related Persons; (ii) any claim, action or proceeding by any Person or any Liability of MANA based on facts, events or circumstances occurring before the Effective Date, or the ownership and operation of MANA, MANA’s assets, and MANA’s business prior to the Effective Date, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (iii) the Termination, Surrender and Release Agreement; or (iv) the issuance, contribution or sale of the Closing Stock Capital Contribution, including without limitation, any Liability of Borrower or any Borrower Indemnified Person based on claims of statutory underwriter status (collectively, the “Section 7.2.2(v)-(viii) Indemnifiable Events”), no proceeding challenging this Agreement, or the Contemplated Transactions or seeking to prohibit, alter, prevent, or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. Except for the occurrence of any Section 7.2.2(v)-(viii) Indemnifiable Event, there shall have not occurred any events, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Borrower.
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9.2.4.Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Borrower, and their respective Related Persons shall have been consummated as of the Closing Date.
9.2.5.Achievement of Milestones. There shall have been a final determination (in accordance with the procedures set forth in Schedule 2.1) with respect to Borrower’s timely achievement of the Milestones applicable to such Milestone Closing under the Definitive Project Documents and Joint Venture Agreements.
9.2.6.Compliance Certificate. The President or Chief Executive Officer of Borrower shall have delivered to Buyer a certificate certifying that the conditions specified in this Section 9.2 have been fulfilled.
9.2.7.Absence of Other Events. Buyer shall have the right to terminate its obligation to complete any Closing or Milestone Closing if, prior to the occurrence thereof, any of the following occurs: (i) Borrower consummates a liquidation event or undergoes a change of control; or (ii) Borrower (a) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (b) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (c) makes an assignment for the benefit of creditors, (d) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any Insolvency Law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (e) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.
9.2.8.Definitive Project Documents. The Definitive Project Documents shall have been delivered in conformance with Section 8.3 hereof. Thereafter, Borrower shall have complied with the Master Project Schedule and/or Project Spend Plan, including, without limitation, the cost and completion timing of the Valor Facility retrofit within no more than 20% variance in the absence of Buyer’s prior written consent.
10.Termination
10.1.Termination. This Agreement may be terminated upon the occurrence of one or more Events of Default by written notice of the Party asserting Breach hereunder. In the event of a termination of this Agreement pursuant to this Section, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party or any of its affiliates, directors, officers, stockholders, or members to the other Party, except that: (i) nothing herein shall relieve any Party from liability to the other Party for any Breach hereof occurring prior to termination and any claim or cause of action of one Party to the other Party which exists under this Agreement at the time of such termination shall survive such termination, including without limitation all amounts owed by Borrower to Buyer with respect to the portion of the Note that has been funded as of the date of termination; (ii) the indemnification obligations of each Party under Section 7.2 hereof shall survive such termination regardless of whether any claim or cause of action of one Party against the other Party based on the indemnification obligations is in existence at the time of such termination; and (iii) such termination shall not prevent one Party from maintaining such causes of action or claims against the other Party. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether the Contemplated Transactions are consummated.
10.2.Events of Default. For purposes of this Agreement, an “Event of Default” shall be construed to mean the occurrence of one or more of the following events of Breach by any Party after the date hereof that remains uncured thirty (30) days following written notice of default to the breaching Party(ies) (“Breaching Party” or “Breaching Parties”) from any one or more non-breaching Party(ies) (“Non-Breaching Party” or “Non-Breaching Parties”), provided, however, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) the occurrence of any fact, event or circumstance arising under or related to or giving rise to any Section 7.2.2(v)-(viii) Indemnifiable Event or (ii) any MANA default under any agreement by, between or among, et al., MANA CORPORATION and Buyer, shall not constitute an Event of Default by Borrower, may not cause or give rise to an Event of Default by Borrower, and shall not constitute or give rise to an event of Breach by Borrower:
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10.2.1.Payment Default. If any Breaching Party shall, for any reason, fail to comply with any payment obligations as and when due;
10.2.2.Representations. If any representation or warranty made by or on behalf of any Breaching Party, whether contained in this Agreement, or in any other Transaction Document with one or more of the Non-Breaching Parties, and which the Non-Breaching Party(ies) asserting Breach has (or have) proven to have been false or incorrect in any material respect when made;
10.2.3.Voluntary Insolvency Proceedings. If Breaching Party shall (i) apply for or consent to or acquiesce in the appointment of or the taking of possession by a receiver, liquidator, custodian or trustee of itself or of all or any part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy laws of the United States of America (as now or hereafter in effect) or any similar foreign law, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (vi) take any action for the purpose of effecting any of the foregoing;
10.2.4.Involuntary Insolvency Proceedings. A proceeding or case shall be commenced, without the application or consent of the non-Breaching Party in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts of the Breaching Party, (ii) the appointment of a trustee, receiver, liquidator, custodian or the like of the Breaching Party, or of all or any part of any of their assets, (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, for a period of ninety (90) days; or (iv) any order for relief against the Breaching Party, shall be entered in an involuntary case under bankruptcy laws of the United States of America, or any similar foreign law, and shall continue undismissed for a period of ninety (90) days; or,
10.2.5.Divestiture of Assets. If any order, judgment, or decree shall be entered in any proceeding requiring Breaching Party to divest itself of any material part of its assets, and if, within forty-five (45) days after entry thereof (unless or until enforcement is sooner commenced), such order, judgment or decree shall not have been discharged or execution thereof stayed pending appeal, or if, within ten (10) days after the expiration of any such stay (unless or until enforcement is sooner commenced), such judgment, order or decree shall not have been discharged.

11.General Terms and Conditions
11.1.Modifications. Any Transaction Documents may only be modified in a writing that specifically refers to the proposed modification and applicable Transaction Document(s), and which is signed by an authorized representative of each Party.
11.2.Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to the principles of conflict of laws. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents, after application of this Section 11.2, shall be subject to the exclusive jurisdiction and venue of the state and federal courts in Nevada. The parties submit to the exclusive jurisdiction of these courts for the purpose of any such action or proceeding, and this submission cannot be revoked. The parties understand that they are surrendering the right to bring litigation against one another outside the state of Nevada.
11.3.Assignment. This Agreement shall not be assigned by operation of law or otherwise in the absence of the prior written consent of each the Parties hereto.
11.4.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with confirmation of receipt) to the parties at the below address
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(or at such other address for a party as shall be specified by like notice). Notice shall be deemed effective upon the earlier of (a) actual receipt, (b) one business day following transmission by electronic mail or commercial overnight delivery services, or (c) three business days following registered or certified mail.
TO:    Borrower:    LP BIOSCIENCES LLC
            22234 K42
            Merrill, Iowa 51038
            Attention: President
with a copy (which shall not constitute notice) to:
        Mr. Jim Galvin
            LP NUTRITION LLC
c/o Lakeview Energy, LLC
            300 West Adams Street, Suite 830
        Chicago, Illinois 60606
    Buyer:        Mr. Corrado DeGasperis
            COMSTOCK MINING, INC.
            117 American Flat Road
            Virginia City, Nevada 89440
with a copy (which shall not constitute notice) to:
        Mr. William McCarthy
            MANA CORPORATION
            117 American Flat Road
            Virginia City, Nevada 89440
Notice of a change in address of one of the Parties or the persons to whom such notice shall be addressed to shall be given in writing to the other Party as provided above but shall be effective only upon actual receipt.
11.5.Severability. If any provision of this Agreement is held to be unenforceable by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties so closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
11.6.Entire Agreement. This Agreement, the Transaction Documents, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Schedules and Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.
11.7.Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the Party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given and will not constitute a continuing waiver.
11.8.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, provided that LPN, LPN Corporation and MANA (to the extent that Buyer transfers its ownership rights in Borrower to MANA), are the intended third party beneficiaries of this Agreement, and nothing in this Agreement, express or implied, except for LPN, LPN Corporation and MANA as the intended third party beneficiaries of this Agreement, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reasons of this Agreement.
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11.9.Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right to be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Except as otherwise set forth herein, all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
11.10.Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, such as, for example, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Note Purchase Agreement.

LP BIOSCIENCES LLC

By: ___________________________
Name: Jim Galvin
Title: Manager

COMSTOCK MINING INC.

By: ___________________________
Name: Corrado DeGasperis
Title: Executive Chairman & Chief Executive Officer

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

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INDEX OF SCHEDULES AND EXHIBITS
Schedules
Schedule 1.0    Certain Definitions
Schedule 2.1    Contemplated Transactions
Schedule 2.3    Borrower Closing Deliveries
Schedule 2.4    Buyer Closing Deliveries
Schedule 3.1    Borrower Disclosure Schedule

Exhibits
Exhibit A    Letter Agreement
Exhibit B    Borrower’s Corporate Documents
Exhibit C    Disbursement Instructions
Exhibit D    Note
Exhibit E    Schedule B Amortization Schedule to the Pre-Existing Capital Lease Agreement

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SCHEDULE 1.0
CERTAIN DEFINITIONS
Action shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any governmental authority.
Adverse Consequences shall mean all costs and expenses arising from or related to any Action, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings, in addition to all damages, diminutions in value, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.
Affiliate shall mean any Person directly or indirectly controlling, controlled by or under common control with the specified Party or Person. For purposes of this definition, the term control including the terms controlling, controlled by and under common control with means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.
Agreement has the meaning set forth in the preface.
Approval means those certain Governmental Authorizations, if any, to be obtained by Borrower on or before the Closing in the name of Borrower from any Governmental Body having jurisdiction over the Properties, or the Borrower Business.
Basis shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
Borrower has the meaning set forth in the preface.
Borrower Account(s) means that bank account(s) set forth in the Disbursement Instructions stated in Exhibit C.
Borrower Assets has the meaning set forth in Section 3.9.
Borrower Business means the business of industrial hemp origination, toll processing, sales, marketing, commodities, co-products management, and related products and services.
Borrower Disclosure Schedule shall mean the disclosure schedule set forth in Schedule 3.1.
Borrower Indemnified Persons has the meaning set forth in Section 7.2.2.
Breach shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, limited liability company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
Breaching Party and Breaching Parties has the meaning set forth in Section 10.2.
Business Day means any day other than a Saturday or Sunday or any other day on which banks in Nevada are permitted or required by Legal Requirement to be closed.
Business Plan means the business plan for Borrower, which shall be initially substantially comprised of the Master Project Schedule and Project Spend Plan.
Buyer has the meaning set forth in the preface.
Buyer Common Stock means common stock, par value $0.000666 per share, issued by Buyer.
Buyer Indemnified Persons has the meaning set forth in Section 7.2.3.
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Closing has the meaning set forth in Section 2.2.
Code means the Internal Revenue Code of 1986, as amended.
Confidential Information shall mean any information relating to the business or affairs of Borrower which is not generally known to the public, including, but not limited to, the Intellectual Property Assets, the Business Plan, the Master Project Schedule, the Project Spend Plan, the existence and nature of all activities in furtherance of the LPB Goal, product or business plans, improvements and developments, Borrower financial statements, customer and potential customer identities, names and qualifications of Borrower employees and suppliers, pricing methodologies and profit margins, competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by Borrower in connection with its business, and the existence and terms of this Agreement.
Consent shall mean any required approval, consent, ratification, waiver or other authorization.
Contemplated Transactions shall mean all of the transactions contemplated by this Agreement and Transaction Documents including those set forth in Schedule 2.1.
Contract means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
Definitive Project Documents shall mean (i) the fully executed definitive final engineering, procurement, and construction agreements (“EPC Agreements”), (ii) the final Master Project Schedule, including a final critical chain project management plan (“CCPM”), and (iii) the final Project Spend Plan, in each case confirmed in writing by Borrower and Buyer to be final.
Developments means all improvements, developments, inventions, concepts, techniques, processes, discoveries and ideas related to the Intellectual Property Assets (including but not limited to any improvements to any current or hereafter existing Patents or Know-How) conceived or reduced to practice by Borrower solely or jointly with one or more Affiliates or other third parties at any time prior or subsequent to execution of this Agreement.
Disbursement Instructions has the meaning set forth in Exhibit C.
Effective Date means the date of this Agreement.
Event of Default has the meaning set forth in Section 10.2.
GAAP or Generally Accepted Accounting Principles means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.
Governmental Authorization means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.
Governmental Body means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, county, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (v) Indian tribal authority; (vi) multinational organization or body, or (vii) official of any of the foregoing.
Improvements means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.
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Indebtedness means: (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to Borrower is liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which Borrower assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by Borrower (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Borrower assures a creditor against loss; (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Note; (i) any unsatisfied obligation for withdrawal liability to a Multiemployer Plan as such terms are defined under ERISA; (j) the deficit or negative balance, if any, in Borrower’s checking account; and (k) any credit card debt.
Initial Funding has the meaning set forth in Section 2.1.1 of Schedule 2.1 hereto.
Initial Funding Date means the date on which Borrower has provided Buyer with (i) reviewed financial statements (“LPB Financial Statements”), (ii) the Definitive Project Documents, (iii) the fully executed executed Joint Venture Agreements, and (iv) the fully executed capital lease and assignment documents between Borrower, LPN, Plymouth, LSB, and PSF described more fully in Section 3.7 of Schedule 3.1 hereto and/or Schedule 2.3 hereto (the “LSB Documents”), including, without limitation, evidence confirming completion of the associated leasehold and other assignments to Borrower, including, without limitation, commercially reasonable land conveyance and bill of sale documents providing for the automatic assignment of all right, title, and interest in, to and under the real and personal property comprising the Valor Facility to Borrower under Section 1.07 of the Pre-Exixting Capital Lease Agreement subject only to the full satisfaction of all amounts due to LSB.
Insolvency Laws means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
Intangible Personal Property means all intangible property used or held for use by Borrower, of whatever type or description, including (a) the business as a going concern; (b) goodwill of Borrower; (c) all files, records and correspondence; (d) telephone numbers, telecopy numbers; (e) all rights in Internet web sites and Internet domain names presently used by Borrower, and links; (f) all registered and unregistered copyrights in both published works and unpublished works; (g) all names or trade names of or used by Borrower, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (h) all Intellectual Property Assets, including, without limitation, all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (i) all right, title and interest in and to all Borrower documents, Borrower Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of Borrower.
Intellectual Property Assets means all current and hereafter existing Patents, Know-How, Developments, Confidential Information, and other proprietary information or rights owned by Borrower.
IRS means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
Know-How means any currently or hereafter-existing algorithms, analytical data and procedures, assembly procedures, codes, computer programs, concepts, Confidential Information, data and results, database rights, designs, drawings, experiences, formulae, formulations, ideas, information, ingredients, instructions, knowledge, manufacturing data and procedures, methods, methods, processes, techniques, notes, operations, plans, practices, procedures, process engineering information, process sheets, processes, recipes, sketches, skills, software, specifications, supplier and sourcing information, technical assistance, technical information, techniques, technology, tolerances, trade secrets, and the like, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed. and all intellectual property rights pertaining thereto. The term Know-How shall also be construed to mean any and all Developments, whether conceived or reduced to practice solely or jointly with one or more third parties.
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Knowledge means, when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the businesses of such Party, or in the case of Borrower, the ownership and operation of Borrower, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.
Lease Documents shall mean the Lease Amendment, the Pre-Existing Capital Lease Agreement, the SNDA, the Lease Assignment and Assumption Agreement, and all consents and estoppel certificates delivered in connection with the transfer of the Pre-Existing Capital Lease Agreement to Borrower.
Legal Requirement means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
Liability means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.
Lien or Liens means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.
LPB Goal shall have the meaning set forth in the Definitive Project Documents.
LPN shall have that meaning set forth in the preamble.
LSB shall have that meaning set forth in Schedule 3.1.
MANA shall have that meaning set forth in the preamble.
Master Project Schedule shall mean the Borrower’s full plan to retrofit, build, operate and grow the Valor Facility, based on Borrower’s full stakeholder review to confirm all assumptions that bear on the final design, engineering, procurement, construction, and operating plan for the Valor Facility, including remediation capacity, current market, competitive, best mix, and other essential scoping assumptions.
Material Adverse Effect means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the applicable Party, taken as a whole, including the ability for such Party to own, construct, operate and develop its business, the transfer or issuance, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement or reasonably necessary to the continued operation of the applicable Party’s business, or on the ability of either Party to timely consummate the Contemplated Transactions, except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the business of the applicable Party and the industry in which it competes, and (b) public or industry knowledge of the Contemplated Transactions.
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Milestone Closing shall mean a closing at which Buyer, or its designee funds a Milestone Payment.
Milestone Payments mean the payments stated in Schedule 2.1 hereof, as the context may require, to be paid according to the Master Project Schedule and Project Spend Plan, including without limitation each Subsequent Funding.
Milestone Notice means written notice from Borrower that the applicable Milestone Payment(s) are due according to the Master Project Schedule and Project Spend Plan.
Milestones mean the payment dates stated in the Master Project Schedule and Project Spend Plan.
Multiemployer Plan has the meaning set forth in ERISA Section 3(37).
Non-Breaching Party and Non-Breaching Parties has the meaning set forth in Section 10.2.
Note has the meaning set forth in the preface, as represented by substantially the same form of Note as that attached hereto in Exhibit D.
Office Building Sublease shall mean the 20-year, triple net sublease of the office building to be entered into by and between Borrower, as sublessor, and PELLC, as sublessee, on or before the Initial Funding Date, which sublease shall provide for initial base monthy rent of $2,500 per month for the first five years of the sublease, with annual market rate and CPI adjustments thereafter to the monthly base rent for the remaining term, determined on an-cost basis plus 2% margin.
Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
Organizational Documents means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement; and (iv), any amendment to any of the foregoing.
Party and Parties has the meaning set forth in the preface.
Patents means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
Permits has the meaning set forth in Section 3.14.
Permitted Designee shall mean, as applicable, the designee or assignee of a Party hereto.
Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity, Governmental Body (or any department, agency, or political subdivision thereof).
Proceeding means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.
Project Spend Plan shall mean the Borrower’s definitive final cost estimates to implement the Master Project Schedule.
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Property or Properties has the meaning set forth in the background facts described in the Borrower Disclosure Schedule hereto, including, without limitation, the Tangible Personal Property, Intellectual Property Assets, and Intangible Personal Property.
PSF shall have that meaning set forth in Schedule 3.1 hereto.
Purchase Price has the meaning set forth in Schedule 2.1 hereto.
Purchase Price Tranche shall mean the payments specified in Section 1.1 of Schedule 2.1 hereto as the circumstances may require.
Related Person means: (i) with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) control (including controlling, controlled by, and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the Family of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv), any other natural person who resides with such individual; and (c), Material Interest means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
Remedial Action means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address hazardous materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of hazardous materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to hazardous materials required by applicable environmental Legal Requirements.
Representative means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
SEC means the U.S. Securities and Exchange Commission.
SEC Reports means periodic filings filed with the SEC by Buyer pursuant to the Securities Exchange Act of 1934, as amended.
Securities Act has the meaning set forth in the preface.
Tangible Personal Property means the tangible personal property itemized on in Section 3.9.1 of the Borrower Disclosure Schedule, and all other tangible personal property used or useful in the Borrower Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by Borrower (wherever located and whether or not carried on the books of Borrower), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
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Tax or Taxes means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
Tax Return means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Transaction Documents shall mean this Agreement, the documents set forth on Schedule 2.3 and Schedule 2.4 of this Agreement, and any and all other documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein.
Valor Facility shall mean the real and personal property comprised, inter alia, of the pre-existing Crown Iron Works 180 ton per day corn germ oil solvent extraction facility located at 22234 K42, Merrill, Iowa 51038.

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SCHEDULE 2.1
CONTEMPLATED TRANSACTION
On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at each applicable date of a Subsequent Funding (as defined below) thereafter, Buyer shall pay the applicable Purchase Price Tranche to Borrower and/or Borrower’s Permitted Designee(s) in exchange for the sale, assignment, transfer, and delivery of the Note to Buyer in accordance with the terms of this Schedule 2.1.
1.Purchase Price. Buyer shall purchase the Note in exchange for $15,000,000.00 (“Purchase Price”), on and subject to the terms and conditions stated in this Schedule 2.1, and substantially the same form of secured promissory note as the form attached hereto in Exhibit D.
1.1.Tranches. The Purchase Price shall be paid in the form of immediately available U.S. cash funds, in a series of tranches, as follows: (i) $326,257.98 (“Advance Payment”) previously paid upon execution of the Letter Agreement (“Advance Payment”), (ii) 10% of the amount stated in the Project Spend Plan and any additional amounts necessary to establish and provide Borrower with cash funds equal to the first six (6) months of expenditures under the Project Spend Plan (such initial funding amount estimated at $2.0-$2.50 million) on the Initial Funding Date (“Initial Funding”), and (iii) the balance of the Purchase Price each month thereafter at the rate stated in the Project Spend Plan such that Borrower maintains cash funds on hand equal to a rolling 6-month average under the Project Spend Plan (each, a “Subsequent Funding”).
1.2.Milestone Confirmation. Notwithstanding the foregoing, in the event Buyer in good faith disputes Borrower’s achievement of any Milestone, the deadline for funding the applicable Milestone Payment shall be extended to ten (10) days from the date of the final determination of such dispute in accordance with the procedures set forth on this Schedule 2.1. Buyer shall have ten (10) days from receipt of a Milestone Notice to either accept or reject Borrower’s determination that it has timely achieved the applicable Milestone. If Buyer has any objections to Borrower’s determination regarding its achievement of the applicable Milestone, such objections shall be delivered in a written statement to Borrower (an “Objection Notice”) describing in reasonable detail the rationale for such objections. If Buyer does not timely deliver an Objection Notice, Buyer shall be deemed to have accepted that Borrower has achieved the applicable Milestone, and Buyer shall be obligated to fund the applicable Milestone Payment by the applicable due date. Following Borrower’s receipt of an Objection Notice, Borrower and Buyer shall first exercise commercially reasonable efforts to resolve any dispute about Borrower’s achievement of the applicable Milestone between themselves for a period of ten (10) Business Days. Failing such a resolution, Borrower and Buyer shall select a technical expert mutually acceptable to them (the “Joint Expert”) to resolve any remaining dispute. If Borrower and Buyer are unable to agree on the choice of Joint Expert within ten (10) days, then Borrower and Buyer shall each select one expert and those two experts shall jointly select a third expert unaffiliated with either Borrower or Buyer (the “Independent Expert”) to finally determine the dispute. The determination of the Joint Expert or the Independent Expert (as applicable) will be set forth in writing in reasonable detail within fifteen (15) Business Days of the appointment of the Joint Expert or Independent Expert, as applicable, and will be conclusive and binding upon the Parties. To the extent the Joint Expert or the Independent Expert determines that Borrower has timely achieved the applicable Milestone, then Buyer shall be solely responsible for paying the fees and expenses of the experts. Otherwise, the fees and expenses of the experts shall be borne equally by Borrower and Buyer.
1.3.Closing Stock Capital Contribution. Pursuant to the Amended and Restated Operating Agreement of Borrower and the Buyer’s Contribution Agreement made in connection therewith, in consideration of a non-membership Interest in Borrower represented by 3,500,000 Class B Units, Buyer shall deliver 3,500,000 restricted shares of Buyer Common Stock to Borrower (“Closing Stock Capital Contribution”), and any and all proceeds derived from the sale of the Closing Stock Capital Contribution by Borrower shall be distributed in accordance with the Amended and Restated Operating Agreement of Borrower. Distributions under the Amended and Restated Operating Agreement of Borrower shall include provisions that require that the first $3,000,000 of the sales proceeds received upon sale of the Closing Stock Capital Contribution, net of applicable brokerage fees and other commercially reasonable costs of sale (“Net Sales Proceeds”), must be distributed to LPN (together with $500,000 from escrowed funds) and that any remaining Net Sales Proceeds must be distributed to Buyer. Amounts received by Buyer from Borrower from the Net Sales Proceeds shall be used for the purpose of paying the Purchase Price. As
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soon as practicable after the Effective Date, the Closing Stock Capital Contribution shall be available for deposit, clearance, and, subject to a written trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 (the “10b5-1 Plan”) to be prepared and delivered by Buyer to Borrower at or prior to Closing, sale in accordance with Legal Requirement to fund amounts payable by Buyer hereunder or under the Comstock Partnership Interest Purchase Agreement. The Advance Payment, Initial Funding, and the Net Sales Proceeds less the $3,000,000 distributable to LPN shall have a guaranteed cash value to Borrower that is equal to the $15,000,000.00 Purchase Price for the Note (“Protected Amount”). Buyer shall provide additional cash proceeds as reasonably necessary up to the Protected Amount, in the event and to the extent that the Net Sales Proceeds less the $3,000,000 distributable to LPN are delayed or are in any respect insufficient to cover the Protected Amount, as and when due under the Project Spend Plan, including, without limitation, for avoidance of doubt, the Subsequent Funding payments during the first six months after Closing. Any Net Sales Proceeds received by Borrower that exceeds the Protected Amount (“Surplus Proceeds”) shall be distributed to Buyer (without the obligation for Buyer to lend any of such Surplus Proceeds to Borrower) in accordance with Legal Requirement and the Amended and Restated Operating Agreement, unless Buyer otherwise provides its prior written consent for an alternative use. If any portion of the Closing Stock Capital Contribution has not been sold under the 10b5-1 Plan after the Protected Amount has been fully paid under the preceding sentence (any such portion, the “Residual Buyer Common Stock”), then Borrower shall either liquidate the Residual Buyer Common Stock under the 10b5-1 Plan and return the resulting Net Sales Proceeds to Buyer, or return the Residual Buyer Common Stock to Buyer at the times provided for in the 10b5-1 Plan to be held as treasury stock, in each case in accordance with the 10b5-1 Plan, the Amended and Restated Operating Agreement and as allowed under Legal Requirement.
1.4.Resale Registration Rights. Following demand by Borrower in accordance with the 10b5-1 Plan, Buyer shall file with the SEC a Registration Statement on Form S-3 (except if Buyer is not then eligible to register for resale the Closing Stock Capital Contribution on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act) covering the resale of the Closing Stock Capital Contribution by Borrower (the “Resale Registration Shelf”), and Buyer shall file such Resale Registration Shelf as promptly as reasonably practicable following such demand, and in any event within sixty (60) days of such demand. Such Resale Registration Shelf shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act. Buyer shall use its reasonable best efforts to cause the Resale Registration Shelf and related prospectuses to become effective as promptly as practicable after filing. Buyer shall use its reasonable best efforts to cause such Resale Registration Statement to remain effective under the Securities Act until the earlier of the date all shares comprising the Closing Stock Capital Contribution covered by the Resale Registration Shelf have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144. Buyer shall promptly, and within two (2) business days after Buyer confirms effectiveness of the Resale Registration Shelf with the SEC, notify the Borrower of the effectiveness of the Resale Registration Shelf.
1.5.Adjustment for Project Spend Plan Variance. The Definitive Project Documents and Project Spend Plan shall specify the definitive final costs for engineering, procurement, construction, and start-up of the Valor Facility (“Construction Costs”), management fees of $50,000.00 per month for each of MANA and Lakeview Energy, LLC (“LVE”) under the management agreements entered into by such parties with Borrower (“Fixed Management Fees”), and a reasonable estimate for Borrower’s allocable operating expenses between the Effective Date and July 30, 2022 (“Allocable Operating Expenses” and, together with the Construction Costs and Fixed Management Fees, the “Facility Start-Up Costs”). The Purchase Price of the Note shall be subject to upwards adjustment in the event and to the extent that the Facility Start-Up Costs exceed the stated Purchase Price, by a maximum of 20%, or $3,000,000, in the absence of Buyer’s prior written consent to exceed the maximum upwards adjustment, which may be withheld in Buyer’s sole and exclusive discretion. For the sake of clarity, if the Purchase Price is increased, corresponding increase of the principal amount of the Note shall be increased to reflect an original issue discount of 13.33% of the increase in the Purchase Price.

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SCHEDULE 2.3
DELIVERIES AND ACTIONS OF BORROWER BEFORE, AT AND AFTER CLOSING
At or prior to the Closing, Borrower shall deliver (or cause to be delivered) to Buyer the following fully executed documents, instruments, agreements, and other materials, provided Borrower shall deliver (or cause to be delivered) to Buyer the following documents, instruments, agreements, and other materials marked with an asterisk at or prior to the Effective Date:
1.*Letter Agreement;
2.*Note Purchase Agreement;
3.*Secured Promissory Note;
4.*Security Agreement;
5.*Joint Venture Agreements;
6.*Escrow Agreement;
7.Disbursement Instructions;
8.*Borrower’s Corporate Documents;
9.*Written Consent authorizing the Contemplated Transactions;
10.Borrower’s Written Exception Notice, if applicable;
11.Borrower’s Compliance Certificate; and
12.*Termination, Surrender and Release Agreement.

At or prior to the Initial Funding, Borrower shall deliver (or cause to be delivered) to Buyer the following fully executed documents, instruments, agreements, and other materials:
1.Definitive Project Documents;
2.Office Building Sublease; and,
3.LSB Documents, consisting of:
a.Lease Amendment dated effective December 1, 2020;
b.Lease Assignment and Assumption Agreement;
c.Commercially Reasonable Land Conveyance and Bill of Sale Documents to be held in escrow pursuant to Section 1.07 of the Lease Agreement;
d.Leasehold Mortgage and Security Agreement;
e.LSB and PSF Written Consent to Lease Amendment and to Buyer’s Lien in the Borrower’s Leasehold Interest and, as may be mutually agreed upon by the Buyer, Borrower, LPN, PSF and LSB on a commercially reasonable basis, to Buyer’s Lien in the Premises and Leased Equipment under the Lease Agreement to the extent not granted by the Leasehold Mortgage and Security Agreement;
f.Consent and Estoppel Certificates in connection with the LSB Documents;
g.Lien Reports on the Premises showing the property is subject only to (i) zoning, entitlement, building and other land use regulations that do not materially impair, prohibit or restrict the occupancy or current or intended use of the Premises, (ii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Premises which do not materially impair, prohibit or restrict the occupancy or current or intended use of the Premises, (iii)
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the principal balance due on the Base Rent payable to Lincoln Savings Bank (“LSB”) under the Lease Agreement, as shown on the amended Base Rent Amortization Schedule attached to the Lease Agreement as Amended Exhibit B pursuant to the First Amendment to Lease Agreement, (iv) the Mortgage Lien in favor LSB to secure repayment of Landlord’s indebtedness to LSB, (v) the Memorandum of Lease, (vi) the SNDA, (viii) the Office Building Sublease, and (viii) any lien or encumbrance that will be satisfied or removed at or prior to the Initial Funding;
h.Amended and New UCC-1s for LSB and Buyer;
i.If determined necessary/appropriate and not covered by the Amended and New UCC-1s, a UCC-3 for Release of Lien by Plymouth Energy LLC; and,
j.Any and all other documentation reasonably required to cause the effective assignment of the Pre-Existing Capital Lease to Borrower, and, upon full satisfaction of all amounts due to LSB, the effective assignment of 100% of all right, title and interest in, to and under the Valor Facility to Borrower.

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SCHEDULE 2.4
DELIVERIES AND ACTIONS OF BUYER AT CLOSING
At or prior to the Closing, Buyer shall deliver (or cause to be delivered) to Borrower the following documents, instruments, agreements, and other materials, provided Buyer shall deliver (or cause to be delivered) to Borrower the following documents, instruments, agreements, and other materials marked with an asterisk at or prior to the Effective Date:
1.*Letter Agreement;
2.*Note Purchase Agreement;
3.*Secured Promissory Note;
4.*Security Agreement;
5.*Joint Venture Agreements;
6.*Escrow Agreement;
7.*Written Consent of Buyer authorizing the Contemplated Transactions;
8.Buyer’s Written Exception Notice, if applicable; and
9.Buyer’s Compliance Certificate.

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SCHEDULE 3.1
BORROWER DISCLOSURE SCHEDULE
3.1    Organization, Good Standing, Corporate Power
Borrower is not foreign qualified in the State of Iowa. Borrower will become foreign qualified in Iowa on or before the Closing Date.
3.2    Ownership of the Units
The unpaid or non-performed portion of the purchase price of the 500,000 Class A Units purchased by Buyer from LPN under the Comstock Partnership Interest Purchase Agreement and the non-performed portion of the LPN capital contribution agreement is an exception to Borrower’s fully-paid and non-assessable representation and warranty on Borrower’s issued and outstanding equity. LPN Corporation may grant LPN its proxy in accordance with the Amended and Restated Operating Agreement in respect of any member vote required thereunder.
3.4    Subsidiaries/Joint Venture Participant
This Agreement, any other Transaction Documents and any Joint Venture Agreements are exceptions to Borrower’s representation and warranty on being a participant in any joint venture, partnership or similar arrangement.
3.5    No Violation or Approval
Any Liability or conflict with or violation of any Legal Requirement related to or arising under the issuance, contribution or sale of the Closing Stock Capital Contribution.
The written consent of Lincoln Saving Bank (“LSB”) and Prairie Sun Foods LLC (“PSF”) is required for Borrower’s predecessor-in-interest to the Pre-Existing Capital Lease Agreement to amend the Pre-Existing Capital Lease Agreement effective December 1, 2020. The written consent of Lincoln Saving Bank (“LSB”) and/or Prairie Sun Foods LLC (“PSF”) will be required for Borrower to execute and deliver the LSB Documents. The written consent of LSB and PSF will be required for PSF to grant to Buyer a direct security interest in and to the “Leased Equipment” or a direct lien in the “Premises” (as such terms are defined in the Pre-Existing Capital Lease Agreement), and such consent shall be obtained and provided for in the Lease Documents or LSB Documents upon the mutual agreement of Borrower, Buyer, LSB, and PSF on a commercially reasonable basis as to the necessity and form of such additional documents.
Buyer is responsible for the payment of any Tax or brokerage fees associated with monetizing the Closing Stock Capital Contribution. Buyer is responsible for the payment of any Tax associated with interest paid to Buyer on the Note or any other fees payable to Buyer under this Agreement or the other Transaction Documents. The Contemplated Transactions include the allocation of income and the distribution of proceeds to Buyer, as member of Borrower, which may result in income or gain by Buyer or Related Persons of Buyer. The execution and delivery of this Agreement and the other Transaction Documents by Borrower, or the consummation or performance of any of the Contemplated Transactions will result in the imposition or creation of a Lien on the assets or property of Borrower or the Borrower Business in favor of Buyer but no other Person.
3.6    Litigation Matters
None.
3.7    Liabilities
3.7.1    Capital Lease Obligation
The real and personal property comprising the Valor Facility is subject to a pre-existing capital lease agreement between LPN, as Tenant, and PSF, as Landlord, as amended (the “Pre-Existing Capital Lease Agreement”), which LPN has assigned to Borrower at the Effective Date which assignment will be further documented under the Lease Assignment and Assumption Agreement
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with LPN, PSF, Borrower and LSB, the other Lease Documents and the LSB Documents in connection with LPN’s contribution agreement to Borrower. Plymouth Energy, L.L.C. (as Tenant), PSF (as Landlord) and LSB (as Lender) made and entered into a Subordination, Non Disturbance and Attornment Agreement of even date with the Pre-Existing Capital Lease Agreement (“SNDA”). The rights and obligations of the parties under the Pre-Existing Capital Lease Agreement, and to the Premises and the Leased Equipment thereunder, each are subject to the terms and conditions of the SNDA. LPN is successor in interest by assignment to Plymouth Energy, L.L.C. (“PELLC”) under the Pre-Existing Capital Lease Agreement and in the Tenant’s rights to the Premises and Leased Equipment thereunder. Borrower hereby represents and warrants that Tenant’s base rent obligations under the Pre-Existing Capital Lease Agreement has an outstanding principal balance due as of July 1, 2021 of $4,653,346.88 and an outstanding accrued interest amount due as of July 1, 2021 of $2,967.04, which base rent is payable according to the amortization schedule attached hereto in Exhibit E.
3.7.2    Title Transfer
Title to the real and personal property comprising the Valor Facility is currently held by PSF, subject to the Pre-Existing Capital Lease Agreement, the SNDA, and the pre-existing assignment and assumption agreement by and among LSB, PSF, PELLC and LPN (collectively, the “Pre-Existing Title Transfer Provisions”). The LSB Documents shall include the commercially reasonable land conveyance and bill of sale documents referenced in Section 1.07(c) of the Pre-Existing Capital Lease Agreement, to effect the automatic transfer to Borrower of the real and personal property comprising the Valor Facility upon full satisfaction of all amounts due to LSB under the Pre-Existing Capital Lease Agreement and SNDA.
3.7.3    Closing Stock Capital Contribution
Any Liability of Borrower related to or arising under the issuance or sale of the Closing Stock Capital Contribution.
3.8    Taxes
Borrower has filed federal and state partnership income tax returns for tax year 2019 and will file federal and state partnership income tax returns for tax year 2020 and for the period in tax year 2021 and thereafter before the effective date of any corporate classification election filed by Borrower.
3.9    Encumbrances and Intellectual Property Assets
Borrower, its assets (including its contract rights in and to the Valor Facility under the Pre-Existing Capital Lease Agreement and the SNDA) and the Valor Facility are not subject to any Liens or encumbrances, except for (i) Liens granted in connection with the Transaction Documents on even date herewith, (ii) Liens granted in favor of LSB or Tenant in connection with or related to the Pre-Existing Capital Lease Agreement, SNDA or related LSB Documents, (iii) any zoning, entitlement, building and other land use regulations that do not materially impair, prohibit or restrict the occupancy or current or intended use of the Premises, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Premises which do not materially impair, prohibit or restrict the occupancy or current or intended use of the Premises, (v) the LSB Mortage, (vi) the Office Building Sublease, and (vii) any lien or encumbrance that will be satisfied or removed at or prior to the Initial Funding.
Intellectual property owned or possessed by Borrower, or which Borrower has the right to use pursuant to a valid and enfoceable written agreement or permission: NONE.
Borrower intends to enter into an intellectual property license or use agreement with the Engineering firm or other EPC contractors who will provide the design and engineering and construction services to Borrower to construct or install the Valor Facility retrofit/upgrades and equipment, in order to use the intectual property of such persons to operate, maintain or expand the Valor Facility retrofit.
3.10    Assets
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Intellectual property owned or possessed by Borrower, or which Borrower has the right to use pursuant to a valid and enfoceable written agreement or permission: NONE.
Borrower intends to enter into an intellectual property license or use agreement with the Engineering firm or other EPC contractors who will provide the design and engineering and construction services to Borrower to construct or install the Valor Facility retrofit/upgrades and equipment, in order to use the intectual property of such persons to operate, maintain or expand the Valor Facility retrofit. As of the Effective Date, Borrower’s sole asset is its leasehold interest in the Valor Facility on, under and subject to the Pre-Existing Capital Lease Agreement, the SNDA and related Lease Documents and, as of the Closing Date, the LSB Documents.
3.11    Conformity with Law
Any conflict or non-conformity with any Legal Requirement related to or arising under the issuance or sale of the Closing Stock Capital Contribution.
3.13    Permits
Any Permits required or proper in the ordinary course of business for Borrower to perform its obligations under this Agreement, or in connection with Borrower’s leasing or owning, constructing, operating, or developing the Valor Facility or the Borrower Business.
3.14    Contracts
Borrower’s predecessor-in-interest in the Pre-Existing Capital Lease Agreement (LPN), PSF and LSB negotiated and entered into an amendment to the Pre-Existing Capital Lease Agreement effective December 1, 2020, which amendment included a revised Schedule B amortization schedule for repayment of the LSB debt on the Valor Facility and Leased Equipment.
3.16    Insurance
    LPN currently has in place the insurance policies on the Premises and Lease Equipment as is required by Tenant under the Pre-Existing Capital Lease Agreement and SNDA.
3.17    Affiliated Transactions
Borrower Managers appointed by LPN have an interest in LPN, LPN Corporation, PELLC and Lakeview Energy, LLC.

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EXHIBIT A
LETTER AGREEMENT

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EXHIBIT B
BORROWER’S CORPORATE DOCUMENTS

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EXHIBIT C
DISBURSEMENT INSTRUCTIONS

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EXHIBIT D
NOTE

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EXHIBIT E
CAPITAL LEASE AMORTIZATION SCHEDULE
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